 EXHIBIT 99.1 Letter from Bloom & Co.

Bloom & Co., LLP
Certified Public Accountants
50 Clinton Street, Suite 502
Hempstead, New York 11550
(516) 486-5900

January 7, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Subject: EZ2 Companies, Inc.

Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K, dated January 7, 2005, of EZ2 Companies, Inc. (the “Registrant”) and are in agreement with the statements in the second and third paragraphs thereof, and the last sentence of the fourth paragraph. We have no basis to agree or disagree with the statements contained in the first paragraph of the above referenced filing.

/s/ Bloom & Co., LLP